Exhibit 15.3

Pyxis Tankers Inc.

59 K. Karamanli Street

Maroussi 15125

Greece

April 7, 2023

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Pyxis Tankers Inc. (the “Company”) for the year ended December 31, 2022 (the “Annual Report”) and the registration statement on Form F-3 (File No. 333-256167) of the Company, as may be amended, including the prospectus contained therein and any prospectus supplements related thereto (the “Registration Statements”). We hereby consent to the incorporation by reference in the Registration Statements of all references to our name in the Annual Report and to the use of the statistical information supplied by us as set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statements and any related prospectuses.

Yours faithfully,

Jayendu Krishna
Director-Deputy Head Maritime Advisors
Drewry Maritime Services (Asia) Pte Ltd.

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Maritime Services (Asia) Pte. Ltd, #17-01 Springleaf Tower, 3 Anson Road, Singapore 079909

t: +65 6220 9890	f: +65 62208258	e: nquiries@drewry.co.uk

Registered in Singapore No. 200705426N Registered GST No. 200 7054 26N

www.drewry.co.uk